Exhibit 99.01

FOR IMMEDIATE RELEASE	CONTACT:
Bill Day (media)
(210) 345-2928
bill.day@valero.com

Ashley Smith (investors)
(210) 345-2744
ashley.smith@valero.com
VALERO BOARD MEMBER IRL ENGELHARDT TO STEP DOWN
SAN ANTONIO, Nov. 9, 2010 — Valero Energy Corporation (NYSE: VLO) today announced that board of directors member Irl Engelhardt has decided to step down from the board at the end of this year to devote more time to his other business interests.
Engelhardt, 64, is Chairman of the Board and Executive Advisor of Patriot Coal Corp., General Manager of White Walnut Farms LLC, a director of The Williams Cos., and heads the Engelhardt Family Foundation. He has served on Valero’s board since 2006.
“Irl brought a great deal of experience and insight to Valero, and we thank him for his years of service to the board,” said Valero Chairman and CEO Bill Klesse. “All of us at Valero wish him well in his future endeavors.”
About Valero:
Valero Energy Corporation is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Its assets include 15 petroleum refineries with a combined throughput capacity of approximately 2.8 million barrels per day, 10 ethanol plants with a combined production capacity of 1.1 billion gallons per year, and a 50-megawatt wind farm. Valero is also one of the largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under the Valero, Diamond Shamrock, Shamrock, Ultramar and Beacon brands. Based in San Antonio, Valero is a Fortune 500 company with approximately 21,000 employees. Please visit www.valero.com for more information.